Exhibit 99.1

          Transbotics Secures AGV System Order in the Lighting Industry


     CHARLOTTE, N.C.--(BUSINESS WIRE)--Dec. 20, 2005--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced it received an order for a material handling system integrating Automatic Guided Vehicles (AGVs) with conveyors from a new customer in the lighting industry. The order, totaling approximately $1,100,000, is to be installed over approximately seven months and will include multiple AGVs, conveyors, controls, hardware, and other related equipment, software, and engineering services.
     "This is an important new customer and another step forward in implementing our vision of integrating AGVS' with conveyors, robots and other forms of automation equipment," stated Claude Imbleau, President of Transbotics Corporation.
     For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a solutions integrator that manufactures, installs and supports various automation technologies including:
AGVs, robots, conveyors, batteries, chargers, motors and other related products.
     Transbotics provides unique automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.
     This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


    CONTACT: Transbotics Corporation
             Claude Imbleau, President & CEO, 704-362-1115